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                                                                     EXHIBIT 5.1


                                                            June 27, 1996



Davox Corporation
6 Technology Park Drive
Westford, MA 01886

     RE:   Registration Statement on Form S-8
           Relating to the 1986 Stock Plan of Davox
           Corporation, (hereinafter the "Plan")
           -------------------------------------

Ladies and Gentlemen:

     Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Davox Corporation (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 350,000 shares of Common Stock, $.10 par value, of the Company issued or issuable pursuant to the Plan (the "Shares").

     We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the plan, the Certificate of Incorporation and By-laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan will be validly issued, fully paid and nonassessable.

     We hereby consent to filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                           Very truly yours,



                                           TESTA, HURWITZ & THIBEAULT, LLP